CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 28th day of February, 2007 (the “Effective Date”) between Third Inning Solutions, Inc., an Iowa corporation (the “Consultant”), and Southern Iowa BioEnergy, an Iowa Limited Liability Company (the “Client”).

W I T N E S S E T H :

WHEREAS, Client intends to develop, finance, start-up and construct a 30 million gallon per year biodiesel manufacturing facility plant in southern Iowa (the “Project”), as more specifically defined on EXHIBIT A attached hereto and by this reference incorporated herein; and,

WHEREAS, Client desires to engage Consultant to provide project coordination, consulting and advice concerning the development, financing, start-up and construction of the Plant pursuant to the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.  Engagement; Term. Client hereby engages Consultant as a consultant and advisor in connection with the development, financing, start-up and construction of the Project; and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth. The term of Consultant’s engagement shall commence as of the Effective Date, and unless sooner terminated by either party as provided in Section three (3) below, shall continue in full force and effect until construction of the Project is substantially complete (or such other term as may be used therein) within the meaning of the construction agreement relating to the Project.

2.
Duties. During the term of this Agreement, Consultant shall devote commercially reasonable efforts to providing project coordination, consulting and advisory services to Client in connection with the development, financing, start-up and construction of the Project, including, without limitation:

a.	Analyze equity and debt goals; assist with debt and equity financing structure and revisions thereto, if necessary;

b.	Serve as project lead coordinator to secure build commitments from the various professional disciplines comprising the design team;

c.	Assist with review and analysis of all written proposals for debt financing; assist client with review and approval of debt commitments; assistance with senior loan closing;

d.	Assist with oversight and monitoring of construction team, including, but not limited to, the oversight, monitoring and analysis of draw requests, change order requests, etc.;

e.
Assist Client in establishing relationships and negotiating contracts with various product and service providers, including, without limitation, procurement agents, risk managers and marketing companies, etc;

f.	Assist client in finalizing Client’s equity marketing effort;

Notwithstanding any provision herein to the contrary, Consultant covenants and agrees that neither Consultant nor its officers, directors or employees shall solicit or accept an offer to buy or sell any securities of or on behalf of Client or engage in any activity on behalf of Client that would be in violation of any federal or state securities law or regulations. FURTHERMORE, NEITHER CONSULTANT NOR ITS OFFICERS, DIRECTORS OR EMPLOYEES SHALL BE RESPONSIBLE FOR RENDERING OR SHALL RENDER LEGAL, SECURITIES OR TAX ADVICE TO CLIENT.

CONSULTANT HAS ADVISED CLIENT AND CLIENT ACKNOWLEDGES THAT IT HAS RECEIVED ADVICE FROM THE CONSULTANT TO SEEK THE ADVICE OF INDEPENDENT COUNSEL REGARDING ENTERING INTO THIS AGREEMENT; CONSULTANT IS NOT BEING PAID IN ANY MANNER TO PROVIDE ANY LEGAL ADVICE HEREUNDER; CLIENT ACKNOWLEDGES IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT COUNSEL; AND THE PARTIES HAVE RECEIVED NO LEGAL ADVICE FROM CONSULTANT.

3.  Termination. Notwithstanding any other provision herein to the contrary, either party shall have the right, but not the obligation, to immediately terminate this Agreement for “cause”, which shall mean and be limited to the following:

a. Either party shall have cause to terminate this Agreement in the event the other party hereto commits a material breach of any material covenant, term or condition contained herein and such material breach continues for a period of Sixty (60) days from the date of the breaching party’s receipt of written notice from the non-breaching party specifically identifying the alleged material breach.

b. Either party shall have cause to terminate this Agreement in the event of an act or omission by the other party hereto constituting fraud, gross negligence, willful misconduct, or knowing violation of the law with respect to the transactions that are the subject matter of this Agreement.

c. Either party shall have cause to terminate this Agreement in the event any of the following occurs with respect to the other party hereto: (i) such party becomes insolvent; (ii) such party files a voluntary termination of its business operations; (iii) such party files a voluntary petition to effect a plan or other arrangement with, or makes an assignment for the benefit of, its creditors; (iv) such party files an answer admitting jurisdiction and the material allegations of an involuntary petition filed under the Bankruptcy Code, as amended, or is adjudicated bankrupt; (v) such party applies for or consents to the appointment of a receiver, liquidator or trustee of all or part of its property or assets; (vi) an order is entered approving an involuntary petition to reorganize such party or to effect a plan or other arrangement with its creditors; or (vii) upon the institution of any liquidation or dissolution proceedings by or against such party, or any other proceedings seeking the dissolution or winding up of its business.

d. Consultant shall have cause to terminate this Agreement in the event: (i) Client fails to make any payment due hereunder within Ten (10) days of the date such payment is due; (ii) construction financing for the Project has not been obtained within Twenty-four (24) months of the Effective Date; (iii) Client at any times ceases using its good faith best efforts to complete the Project on a timely basis; or (iv) Client engages in a single transaction or series of transactions, the result of which is the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Client to any person or entity or the merger or consolidation of Client with or into any other entity.

e. Client shall have cause to terminate this Agreement upon Sixty (60) days notice in the event Client, despite its best efforts determines that it will be unable to obtain the senior loan financing or substantially complete the construction as respectively described in Sections 4.a(ii) and (iii) below.

The termination of this Agreement shall not affect either party’s right to any payments accruing hereunder prior to the effective date of such termination, nor shall it affect any right or obligation of either party relating to confidentiality, indemnification or insurance, all of which shall survive such termination.

4.  Consulting Fees and Bonuses. Client shall pay Consultant a consulting fee equal to One and One-half Percent (1.5%) of the total construction and development cost. The payment under Section Four (4) hereunder shall not exceed the $1.50 per gallon cost estimate for construction and development unless Client opts to build a larger facility. The fees hereunder shall be paid as follows:

a. Client shall pay Consultant the consulting fee as follows:

(i)	$50,000, payable upon execution of this Agreement;
(ii)	$325,000, payable at the time, and only if, Client executes Senior Loan financing documents enabling the groundbreaking for the Project; and
(iii)
$300,000, payable at the time, and only if, construction of the Project is substantially complete (or such other term as may be used therein) within the meaning of the construction agreement relating to the Project.

In the event Client terminates this Agreement at any time “for cause,” Consultant terminates this Agreement at any time other than “for cause” as defined in Sectionsv3(a-d)above, Client shall be under no obligation to pay any portion of the consulting fee, except for any payments, to be prorated, accruing hereunder prior to the effective date of such termination.

The entire consulting fee described in Section 4(a) and (b) shall be immediately due and payable to Consultant in the event Client terminates this Agreement for reasons that are not “for cause” or if Consultant terminates this Agreement “for cause” as defined in Sections 3(a-d) above.

5.  Expense Reimbursement. In addition to the consulting fees described in Section 4 above, Consultant will be entitled to reimbursement of all reasonable, ordinary and necessary expenses incurred by Consultant in the performance of its duties hereunder; provided, however, that any expense in excess of One Thousand Dollars ($1,000) or any weekly expenses in excess of Two Thousand Dollars ($2,000), shall be subject to prior approval by Client. Such reimbursable expenses include, but are not limited to, the following:

(i)	Any applicable federal, state or local filing fees;
(ii)	Any legal, accounting or other professional service expenses paid by Consultant on behalf of the Client or for the benefit of the Client;
(iii)
Any reasonable and necessary travel expenses incurred for the benefit of the Client. Travel expenses may include air, rail or bus expense, as the situation may deem reasonable, or if travel is done by car, reimbursement for auto rental expenses or mileage at the standard mileage rate. Travel expenses do not include normal commuting to and from the office on a daily basis;

(iv)	Any specialty printing, binding or other document reproduction cost, specifically excluding normal office/computer printing;
(v)	Any long distance telephone and/or facsimile charges that are directly attributable to Client.

Consultant shall provide to Client within Ten (10) days of the end of each calendar month, an itemized listing of any reimbursable expenses incurred on behalf of the Client and receipts therefore, and such expenses shall be reimbursed to Consultant within Ten (10) days of Client’s receipt of such materials.

6.  Insurance. From and after the Effective Date and continuing throughout the term of this Agreement, Client and Consultant shall each, at its sole cost and expense, carry and maintain in full force and effect: (i) workers’ compensation and employers’ liability insurance in the minimum amounts required by law; (ii) Comprehensive General Liability Insurance in the minimum amount of One Million Dollars ($1,000,000.00) combined single limit for injury to persons or property; and (iii) business automobile liability insurance covering owned, non-owned and hired vehicles in the minimum amount of One Million Dollars ($1,000,000.00) combined single limit. Such policies shall be written by companies reasonably acceptable to other party, name the other party as an additional insured party (other than the workers’ compensation/employers’ liability insurance), and shall not be subject to cancellation or any material change except after Thirty (30) days’ prior written notice to the other party. As of or prior to the Effective Date, and from time to time throughout the term of this Agreement upon the other party’s request, each party shall deliver to the other party certificates of insurance evidencing the coverages required by this Section.

7.  Indemnification.

a. Consultant shall defend, indemnify and hold harmless Client and its affiliates’ officers, directors, shareholders, employees and agents from and against any and all claims, suits, demands, losses, liabilities, costs, damages and expenses, including attorneys’ fees and court costs, suffered or incurred by any such party arising from or relating to: (i) the material breach of any warranty, representation, term, covenant or condition by Consultant under this Agreement; and (ii) Consultant’s fraud, gross negligence, willful misconduct, or knowing violation of the law in the performance of its obligations under this Agreement.

b.  Client shall defend, indemnify and hold harmless Consultant and its affiliates’ officers, directors, shareholders, employees and agents from and against any and all claims, suits, demands, losses, liabilities, costs, damages and expenses, including attorneys’ fees and court costs, suffered or incurred by any such party arising from or relating to: (i) the material breach of any warranty, representation, term, covenant or condition by Client under this Agreement; and (ii) any claim brought against Consultant by reason of Consultant’s performance of its duties under this Agreement, except for any such claim arising from Consultant’s fraud, gross negligence, willful misconduct, or knowing violation of the law in the performance of its obligations under this Agreement.

In any instance where either party is entitled to claim indemnity under the provisions of this Section, such party shall provide reasonable notice to the indemnifying party that a claim has been made or a lawsuit has been filed and of its demand to defend. If the indemnifying party fails to provide a reasonable and timely defense as contemplated herein, the party entitled to indemnification may undertake its own defense and hold the indemnifying party responsible for the costs and results thereof.

8.  Standard of Care; No Assurance of Success. Consultant covenants and agrees that Consultant will provide the consulting services described herein in good faith, in a commercially reasonable manner, and with the care and diligence of a reasonably prudent consultant providing similar services to a similarly situated client. Except as expressly provided in the preceding sentence, consultant makes no warranties or representations of any kind or nature, express or implied, relating to consultant’s services hereunder. Consultant specifically disclaims all such warranties or representations, including without limitation, any warranty or representation regarding client’s ability to raise the necessary equity, obtain the necessary financing, complete the project, or operate the project profitably.

9.  Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, the parties acknowledge and agree that Consultant’s total liability for any breach of this Agreement shall be limited to the amount of consulting fees actually paid by Client and received by Consultant pursuant to Section three (3) above. Furthermore, and not in limitation thereof, in no case shall Consultant be liable to any party for any special, indirect, incidental, consequential or other damages, with respect to any services performed by Consultant hereunder.

10.  Confidentiality. The parties hereto may, in the course of performing their obligations hereunder, be provided with or otherwise receive or have access to certain “Confidential Information” (as hereafter defined) of or relating to the other party hereto. Both parties acknowledge and agree that such Confidential Information of the other party is sensitive and proprietary in nature, and its disclosure would cause irreparable harm to the other party. Consequently, the parties shall utilize such Confidential Information solely for the purpose of their duties and obligations hereunder. Additionally, the parties covenant and agree, at all times during the term of this Agreement and for a period of Three (3) years thereafter, to treat such Confidential Information of the other party as strictly confidential and sensitive proprietary business information, and to maintain policies and procedures designed to ensure the confidentiality and safekeeping thereof. The parties shall not, unless compelled by legal process, except with other party’s prior written consent, disclose or permit the disclosure of any Confidential Information of such other party to any person or entity other than their respective employees responsible for performing their obligations hereunder, each of which will be bound by the confidentiality provisions of this Section. The parties further acknowledge and agree that any breach, attempted breach or repudiation by either party of the confidentiality requirements set forth in this Section would produce irreparable harm and injury to the other party and, therefore, specific performance and/or injunctive relief, in addition to any other remedies available under this Agreement, at law or in equity, shall be remedies available to prevent the breach, attempted breach or repudiation of this Section.

For purposes of this Agreement, the term “Confidential Information” shall mean any information provided by either party hereto to the other party for any reason whatsoever, including, without limitation, conceptions, innovations, trade secrets, inventions, designs, product ideas, production processes and methods, software, ideas, data, production schedules and/or quantities, pricing information, customer information, financial information, product specifications, and other technology, whether or not patentable, copyrightable, or susceptible to any other form of protection. Notwithstanding the foregoing, however, the following types of information shall not be deemed to be “Confidential Information” within the meaning hereof: (i) information which was rightfully in the receiving party’s possession prior to disclosure; (ii) information which was in the public domain prior to disclosure, or which becomes part of the public domain by any means other than an unauthorized act or omission by a party hereto; or (iii) information supplied to the receiving party without restriction by a third party under no obligation to maintain such information in confidence.

11.  Dispute Resolution. If a dispute, controversy, or claim arises out of or relates to this Agreement, its termination or non-renewal, or the alleged breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation with an independent mediator selected by mutual agreement of the parties. If the parties are unable to agree on a mediator, mediation shall be administered by the American Arbitration Association under its Commercial Mediation Rules. If the matter has not been resolved pursuant to mediation within thirty (30) days of the commencement of such mediation (which period may be reduced or extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator, may be entered in the Iowa District Court in Polk County or the highest state court having jurisdiction. The arbitration shall be conducted by a sole arbitrator. The arbitration proceedings shall be governed by and conducted in accordance with Iowa Code Chapter 679A (2005), as amended from time to time, as supplemented by the Commercial Arbitration Rules of the American Arbitration Association, to the extent not inconsistent with Chapter 679A. The arbitrator shall allow each party to conduct limited relevant discovery. The arbitrator shall have no authority to award punitive damages or any damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to this Agreement. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expenses of its own counsel, experts, witnesses, and preparation and presentation of the arbitration matters. Any such arbitration shall be conducted in Polk County, Iowa. The provisions of this Agreement shall be a complete bar and defense to any suit, action or proceeding instituted in any court or administrative tribunal with respect to any controversy or dispute which is arbitrable as set forth herein.

12.  Governing Law; Jurisdiction/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa. The parties, by their execution of this Agreement, irrevocably submit to the jurisdiction of the courts and arbitration tribunals of the State of Iowa and irrevocably agree that venue for any dispute between the parties shall be in Polk County, Iowa.

13.  Relationship of the Parties. The parties’ relationship hereunder is that of independent contracting parties. Neither this Agreement nor the parties’ performance hereunder shall be interpreted or construed as creating any other relationship, including, without limitation, that of principal-agent, franchisor-franchisee, employer-employee, or any dealership, distributorship, partnership or joint venture relationship. Each party shall be responsible for payment of, and shall defend, indemnify and hold the other party hereto harmless from and against, any and all fees and taxes arising out of or in connection with such party’s performance hereunder, including, without limitation, all federal, state and local income taxes, social security taxes, unemployment insurance taxes, workers’ compensation expenses, and any other taxes or business license fees. Neither party shall have the right or authority, express or implied, to assume or create any duty, responsibility, obligation or liability, contractual or otherwise, for, on behalf of, or in the name of, the other party hereto, or to otherwise bind such other party in any respect.

14.  No Third Party Beneficiaries. This Agreement is not intended to confer, nor shall it be asserted or construed as conferring, any rights or benefits upon any person or entity other than the parties hereto, including, but not limited to, any such rights or benefits which may be asserted by any person or entity as a purported third party beneficiary.

15.  Notice. Any notice required by this Agreement, or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services. Such notice shall be addressed as follows:

If to Consultant:

Phil Stover, General Counsel
Third Inning Solutions, Inc.
6151 Thornton Avenue, Suite #130
Des Moines, IA 50321

If to the Client:

Bill Higdon, President
Southern Iowa Bioenergy LLC
115 South Linden Street
Lamoni, IA 50140

16.  Review By Counsel; Construction. Client acknowledges and agrees that: (i) it has carefully read and fully understand the terms, provisions and legal effect of this Agreement; (ii) it has been advised to seek, and has had the opportunity to seek the advice of independent legal counsel in connection with the execution of this Agreement, and (iii) the fact that Consultant initially drafted this Agreement shall not, in any dispute over the terms, construction or meaning of this Agreement, be held, interpreted or construed against Consultant.

17.  Miscellaneous. This Agreement, together with all exhibits hereto and any documents incorporated herein, constitutes the entire understanding between the parties concerning the subject matter hereof. No prior course of dealing, usage of trade or other prior or contemporaneous representations, inducements, promises or agreements between the parties not embodied in this Agreement shall be of any force or effect. This Agreement shall not be modified except in a writing signed by both parties, and shall not be assigned by or delegated by either party, in whole or in part, without the prior written consent of the other, which shall not be unreasonably withheld. Notices required or permitted hereunder shall be in writing and shall be delivered to the other party’s last known address. If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding. No omission or delay by either party in enforcing any right or remedy hereunder or in requiring performance of any term, covenant or provision herein shall constitute a waiver of any such right or remedy, nor shall it in any way effect the right of either party to enforce such provisions. The remedies set forth in this Agreement are cumulative and in addition to all other remedies available under this Agreement, at law and in equity. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof. This Agreement may be executed in counterparts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

CLIENT:	CONSULTANT:

Southern Iowa BioEnergy	Third Inning Solutions, Inc.

/s/ William Higdon	/s/ Brian M. Green
William Higdon, President and Director	Brian M. Green, President